Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

HEDGEPATH PHARMACEUTICALS, INC.

HedgePath Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

First: That the Board of Directors of the Corporation (the “Board”), in accordance with the applicable provisions of Section 141(f) of the DGCL, by written consent filed with the minutes of the Board, adopted resolutions proposing and declaring advisable the following amendments to the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”):

RESOLVED, that Article FOURTH of the Certificate of Incorporation be amended by deleting in its entirety the first sentence of such Article and replacing such language with the following:

“The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Five Hundred Ten Million (510,000,000), of which Five Hundred Million (500,000,000) shares shall be common stock, par value of $0.0001 per share (“Common Stock”), and Ten Million (10,000,000) shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).”

Second: That in lieu of a meeting and vote of the stockholders of the Corporation (the “Stockholders”), the Stockholders have given written consent to said amendments in accordance with the provisions of Section 228 of the DGCL, and written notice of the adoption of the amendments has been given as provided in Section 228 of the DGCL to every stockholder entitled to such notice.

Third: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the DGCL.

Fourth: That the amendment shall be effective on the date of the filing of this Certificate of Amendment of Certificate of Incorporation (this “Certificate”) with the office of the Secretary of State of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed this 19th day of May, 2016.

HEDGEPATH PHARMACEUTICALS, INC.

By:	/s/ Nicholas J. Virca

Name:	Nicholas J. Virca

Its:	President and Chief Executive Officer